COLUMBIA FUNDS SERIES TRUST I

Item 77I/77Q1(d) - TERMS OF NEW OR AMENDED SECURITIES:

On February 26, 2016, a Form Type 485(b), Accession No. 0001193125-16-481301, an amendment to the registration statement of Columbia Funds Series Trust I, was filed with the SEC. This amendment registered the new classes of shares of the Funds listed below, effective March 1, 2016, and describes the characteristics of each new class of shares:

Fund	New Share Classes
Columbia AMT-Free Massachusetts Intermediate Muni Bond Fund	Class R5

Columbia AMT-Free New York Intermediate Muni Bond Fund	Class R5

Columbia California Tax-Exempt Fund	Class R5